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                                                                    Exhibit 99.1


         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to the Company with respect to the beneficial ownership as of August 15, 2001, by (i) all persons who are beneficial owners of five percent (5%) or more of the Company's Common Stock (including Exchangeable Shares), (ii) each director and nominee, (iii) the Named Executive Officers (defined below), and (iv) all current directors and executive officers as a group.

As of August 15, 2001, 1,151,129,342 shares of the Company's Common Stock were outstanding, and as of the same date, 172,872,190 Exchangeable Shares were outstanding (excluding Exchangeable Shares owned by the Company and its affiliates which are not voted). The amounts and percentages of Common Stock beneficially owned are reported on the basis of regulations of the Securities and Exchange Commission (the "Commission") governing the determination of beneficial ownership of securities. Under the rules of the Commission, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or to direct the voting of such security, or "investment power," which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of securities as to which such person has no economic interest.

                                                                                         NUMBER OF SHARES
                                                                                         BENEFICIALLY OWNED
                                                                                      ------------------------
                              NAME                                                    NUMBER        PERCENTAGE
                              ----                                                    ------        ----------
5% STOCKHOLDERS

FEJ Holding Inc. and FEJ Sales, Inc.(1) ...................................         126,870,080         9.6%
    c/o The Furukawa Electric Co. Ltd
    6-1 Marunouchi 2-chome
    Chiyoda-ku, Tokyo 100-8322
    Japan
NAMED EXECUTIVE OFFICERS AND DIRECTORS
Donald R. Scifres, Ph.D. (2) ..............................................           9,943,433           *
Jozef Straus, Ph.D. (3) ...................................................           4,923,448           *
Anthony R. Muller (4) .....................................................           2,349,066           *
M. Zita Cobb (5) ..........................................................           1,610,385           *
Bruce D. Day (6) ..........................................................             512,465           *
Gregory P. Dougherty (7) ..................................................             496,539           *
Robert Enos (8) ...........................................................             452,237           *
Martin A. Kaplan (9) ......................................................             335,959           *
Casmir S. Skrzypczak (10) .................................................             306,137           *
Peter A. Guglielmi (11) ...................................................             256,833           *
John A. MacNaughton (12) ..................................................             219,605           *
Donald J. Listwin (13) ....................................................             118,333           *
All directors and executive officers as a group (17 persons) (14) .........          25,091,450         1.9%

-----------
 *      Less than 1%

(1) Includes 126,749,080 shares issuable upon exchange of the Exchangeable Shares of JDS Uniphase Canada Ltd. Based upon a Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2001.

(2) Includes (i) 2,057,411 shares subject to stock options currently exercisable or exercisable within 60 days of August 15, 2001, (ii) 113,617 shares held by the Scifres 2000 Charitable Unitrust dated 12/14/00, (iii) 161,455 shares held by the Scifres Family 1999 Charitable Trust, and (iv) 6,715,276 shares held by the Scifres Revocable Living Trust.

(3) Includes 4,922,954 shares subject to stock options currently exercisable or exercisable within 60 days of August 15, 2001.

(4) Includes 1,625,076 shares subject to stock options currently exercisable or exercisable within 60 days of August 15, 2001.

(5) Includes 1,607,661 shares subject to stock options currently exercisable or exercisable within 60 days of August 15, 2001.

(6) Includes 500,265 shares subject to stock options currently exercisable or exercisable within 60 days of August 15, 2001 and 12,200 shares issuable upon exchange of the Exchangeable Shares of JDS Uniphase Canada Ltd.



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(7)     Includes 486,400 shares subject to stock options currently exercisable or exercisable within 60 days of August 15, 2001.

(8) Includes 440,237 shares subject to stock options currently exercisable or exercisable within 60 days of August 15, 2001 and 12,000 shares issuable upon exchange of the Exchangeable Shares of JDS Uniphase Canada Ltd.

(9) Includes (i) 1,600 shares subject to stock options currently exercisable or exercisable within 60 days of August 15, 2001, (ii) 800 shares held by Mr. Kaplan as custodian for his son and daughter, (iii) 800 shares held by Mr. Kaplan's son, and ( iv) 260 shares held by Mr. Kaplan's spouse.

(10) Includes 298,333 shares subject to stock options currently exercisable or exercisable within 60 days of August 15, 2001.

(11) Includes 240,833 shares subject to stock options currently exercisable or exercisable within 60 days of August 15, 2001.

(12) Includes 203,333 shares subject to stock options currently exercisable or exercisable within 60 days of August 15, 2001 and 16,272 shares issuable upon exchange of the Exchangeable Shares of JDS Uniphase Canada Ltd.

(13) Includes 118,333 shares subject to stock options currently exercisable or exercisable within 60 days of August 15, 2001.

(14) Includes 16,576,742 shares subject to stock options currently exercisable or exercisable within 60 days of August 15, 2001, and 40,472 shares issuable upon exchange of the Exchangeable Shares of JDS Uniphase Canada Ltd.